Exhibit 99.1


AT CHARTERMAC                                   AT THE MARINO ORGANIZATION INC.
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Brenda Abuaf                                    Russell Freeman - (212) 889-0808
Director of Shareholder Services                russell@themarino.org
(800) 831-4826


                 2001: A YEAR OF RECORD ACTIVITY FOR CHARTERMAC

NEW YORK, NY, - January 29, 2002 - Charter Municipal Mortgage Acceptance Company ("CharterMac", or the "Company") (AMEX: CHC) announced today that after a year of record activity, the Company's total assets increased to more than $1.2 billion and its loan servicing portfolio increased to approximately $4 billion as of December 31, 2001.

In addition to increasing the outstanding face amount of revenue bonds in its portfolio by approximately 29% in 2001, the Company formed a wholly-owned, consolidated subsidiary in which to conduct its taxable business; acquired, through this subsidiary, a controlling interest in PW Funding, Inc., a national mortgage banking firm specializing in multifamily housing; completed its first credit enhancement transaction; and invested in preferred shares of ARCap Investors, LLC, which invests in unrated subordinated commercial mortgage backed securities ("CMBS"). CharterMac's total investment activity for the year, including the amount of the first loss position assumed in the credit enhancement transaction, was approximately $400 million.

"Investments made during 2001 expanded our business model, permitting us to more fully invest in and service multifamily housing debt," said Stuart J. Boesky, President and Chief Executive Officer of CharterMac. "As a result of the acquisition of PW Funding, Inc., CharterMac has diversified the range of its investment products and is now able to offer developers, in addition to its core product lines, fixed and floating rate tax-exempt and taxable financing through Fannie Mae, Freddie Mac and FHA for affordable and market rate multifamily properties."

Total Return and Distribution Highlights

The total return on CharterMac common shares (inclusive of dividends), on a tax equivalent basis, was approximately 34.6% for the year ended December 31, 2001 and approximately 16.6% annually since CharterMac's listing on the American Stock Exchange in October 1997. Additionally, CharterMac increased its quarterly distribution twice during 2001, resulting in a total annual distribution increase of approximately 9.1%. CharterMac's annualized distribution of $1.20 per share represents a 7.4% yield based upon the $16.25 per share closing price on December 31, 2001. For the year ended December 31, 2001, CharterMac estimates that approximately 96% of its distributions to common shareholders were federally tax-exempt.

"During a year of general market uncertainty, CharterMac's shares performed well," said Mr. Boesky. "We are pleased that the expansion and execution of our business plan resulted in increased value to our shareholders."

Revenue Bond and Other Mortgage Investments


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"CharterMac's core business of investing in tax-exempt affordable multifamily housing revenue bonds continued to thrive in 2001. As the legislation to increase the private activity bond volume cap was phased in over this past year, we continued to see excellent investment opportunities in this market," said Mr. Boesky. "In 2001, we acquired 42 revenue bonds, three bridge loans and one mezzanine loan totaling approximately $310 million. The revenue bonds are secured by mortgages on 5,660 units of multifamily housing."

As of December 31, 2001, CharterMac had direct and indirect ownership interests in 148 revenue bonds with an outstanding face amount of $1.16 billion, secured by mortgages on over 25,000 multifamily housing units in 21 states and the District of Columbia. The tax-exempt revenue bonds had an average weighted interest rate of 7.4%.

Acquisition of PW Funding, Inc.

On December 24, 2001, Charter Mac Corporation ("CM Corp."), the Company's taxable subsidiary, acquired approximately 80% of the outstanding capital stock of PW Funding, Inc. ("PWF"). It is anticipated that CM Corp. will acquire the remaining 20% of the issued and outstanding capital stock of PWF over the next 24 to 36 months. After acquiring the remaining 20%, the aggregate purchase price will be in the range of approximately $37 million to $47 million (subject to adjustment for new servicing on mortgage loans). PWF will continue to operate under its current management, including Raymond Reisert as Chief Executive Officer and T. Michael Forney as President.

PWF is a mortgage banking firm specializing in multifamily housing. The company was founded in 1971 and became one of the original Fannie Mae Delegated Underwriting and Servicing ("DUS") lenders in 1988. In 2000, PWF acquired Larson Financial Resources, Inc. ("LFR"), one of the top Freddie Mac Program Plus Seller/Servicers in the Northeast and a leading commercial loan correspondent for life insurance companies. Together, PWF and LFR service a $2.9 billion loan portfolio, including approximately $1.5 billion in Fannie Mae DUS loans and $600 million in Freddie Mac loans. Over the past five years, PWF and LFR have averaged approximately $530 million annually in loan originations.

PWF is one of 26 approved Fannie Mae DUS lenders. DUS is Fannie Mae's principal multifamily loan program. Fannie Mae delegates the responsibility for originating, underwriting, closing and delivering multifamily mortgages to the DUS lenders and the DUS lenders share the risk of loss with Fannie Mae and service the loans for a fee. PW Funding also closes and delivers multifamily mortgages to Freddie Mac as a Freddie Mac Program Plus Seller/Servicer.

CharterMac believes that the acquisition of PWF will be immediately accretive by $0.01 per share to cash available for distribution to shareholders ("CAD") per share for 2002, with additional opportunities for per share CAD growth thereafter.

Credit Enhancement

On December 31, 2001, CharterMac completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. ("MLCS") pursuant to which CM Corp. initially will receive an annual fee of approximately $1,247,000 in return for assuming MLCS' $46.9 million first loss


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position on a $351.9 million pool of tax-exempt weekly variable rate multifamily loans originated by CreditRe Mortgage Capital, LLC, an affiliate of Credit
Suisse First Boston and The Related Companies, L.P. The Related Companies, L.P. has provided CM Corp. with an indemnity covering 50% of any losses that are incurred by CM Corp as part of this transaction. As the loans mature or prepay, the first loss exposure and the fees paid to CM Corp. will both reduce. The latest maturity date on any loan in the portfolio occurs in 2009. The remainder of the real estate exposure after the $46.9 million first loss position has been assumed by Fannie Mae and Freddie Mac. In connection with the transaction, CharterMac has guaranteed the obligations of CM Corp., and as security therefor, has posted collateral, initially in an amount equal to 50% of the first loss amount, which may be reduced to 40% if certain post closing conditions are met. The Related Companies, L.P. is an affiliate of CharterMac's manager, Related Charter, LP.

CM Corp. performed due diligence on each property in the pool, including an examination of loan-to-value and debt service coverage both on a current and "stressed" basis. CM Corp. analyzed the portfolio on a "stressed" basis by increasing capitalization rates and assuming an increase in the low floater bond rate. The Company is comfortable with the overall level of risk associated with this transaction and believes the projected return is attractive in light of that risk.

Investment in ARCap Investors, LLC

On October, 18, 2001, the Company purchased 739,741 units of Series A Convertible Preferred Membership Interests in ARCap Investors, LLC ("ARCap"), at a purchase price of $25.00 per unit, with a preferred return of 12.0% and a face amount of $18.5 million. This investment will transfer to CM Corp. in 2002.

ARCap was formed in January 1999 by REMICap and Apollo Real Estate Investors to invest exclusively in subordinated CMBS. As of September 30, 2001, ARCap had $504.3 million in assets, including investments in $485.0 million of CMBS.

The fee income generated by PWF and the credit enhancement transaction and the earnings from the investment in ARCap will be taxable income. However, CM Corp. incurs expenses that can be used to offset a portion of this taxable income. As a result, CharterMac does not expect that the taxable portion of its distributions will increase proportionately with the amount of taxable income generated by these investments. CharterMac believes that no less than 95% of its distributions to common shareholders will be federally tax-exempt in 2002.


Capital Markets Highlights

CharterMac accessed the common equity market twice in 2001, issuing a total of approximately $177.8 million in common shares to retail and institutional investors. In addition, the Company's wholly-owned consolidated subsidiary Charter Mac Equity Issuer Trust completed a private placement of preferred equity, issuing $49.5 million to one institutional investor.

"We were extremely proud of CharterMac's ability in 2001 to continue to access the capital markets at favorable pricing," said Mr. Boesky. "Our total market capitalization has grown to


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over $1.3 billion, a 400% increase since inception. From a debt perspective,
CharterMac benefited from the low interest rate environment and enjoyed an average annual cost of funds for 2001 of approximately 3.5%. While our cost of debt remained low, the rates on the tax-exempt revenue bonds CharterMac invested in this year averaged 7.6%."


"In addition, research coverage was initiated by three investment banks, resulting in coverage by the following five firms: UBS Warburg, Robertson Stephens, Legg Mason Wood Walker, Inc., Wachovia Securities and Hilliard Lyons," said Mr. Boesky.


2002 Management Initiatives

On January 14, 2002, CharterMac announced that the Board of Trustees formed a special committee to explore strategic alternatives for the future management structure of CharterMac and further diversifying its revenue sources.

The special committee consists of the independent members of the Board, Peter T. Allen, Arthur P. Fisch and Charles L. Edson. The special committee is expecting to hire a financial advisor and independent counsel to assist them in this process.

For more information on CharterMac, please visit:  http://www.chartermac.com.

Certain items in this press release contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


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